XML GLOBAL TECHNOLOGIES, INC. OEM AGREEMENT

This OEM Agreement is entered into and effective as of this 24 day of January, 2003, by and between Paradigm Group II, LLC (Paradigm) a Delaware limited liability company, XML Global Technologies, Inc. ("XML Global") with offices at Suite 9, 1818 Cornwall Ave, Vancouver, BC Canada, V6J 1C7, and Xformity Inc., a Texas corporation ("Company") with offices at 4220 Proton Rd. Ste. 105, Dallas, Texas. 75244

NOW THEREFORE in consideration of the mutual covenants herein and other valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions.

"Parties" refers to Paradigm, XML Global and Company.

"Agreement" means this OEM Agreement, along with any Schedules attached to it.

"Qube" means the object code version of software developed and sold by the Company.

"Documentation" means sufficient documentation to reasonably allow the Parties, their systems integrators, and customers to efficiently understand and maintain the software, to the included user manuals and technical documentation. It is recognized and agreed that such documentation does not exist today.

"Update" shall mean a new version of Qube that adds only improvements, corrections, and/or bug fixes without substantially changing the features or functionality of Qube and will be designated by a change to the right of the left most decimal point of the version number.

"Enhancement" shall mean a new version of Qube that adds substantially new features and functionality in addition to the original functional characteristics of the Software as provided to Customer and shall be designated by a change in numeral to the left of the left most decimal point of the version number. An Enhancement shall be deemed to be a new item of Qube and does fall within the scope of this Agreement.

"Distributor" means a third party duly authorized by either Party to distribute Qube, including without limitation (i) resellers, distributors, system integrators, value added resellers, OEM's, and others, (ii) OEM subsidiaries (wholly or partially owned) and the resellers and distributors of any kind of any of the foregoing. Distributor relationships of XML Global are approved under this Agreement.

"Customer" means a single individual or company entity that is not an affiliate of XML Global Company and has been granted a license to Qube, but not an entity that resells, sells, licenses, rents, leases or otherwise distributes Qube to any other party in the regular course of business.

2. Ownership. Company shall retain title and ownership of Qube. If any joint technology is developed by XML Global and the Company in furtherance of the business relationship, a new agreement shall be executed in order to set forth the terms and conditions of ownership and usage of any products resulting from said technology.

3. Distribution License. Company hereby grants to XML Global the following licenses, subject to the terms and conditions of this Agreement.

A non-exclusive, non-transferable worldwide, fully paid, (except as set forth in this Agreement), royalty free license to market, distribute, copy and sublicense the object code of Qube, to Customers or Distributors for use by Customers. Sublicenses granted hereunder to Customers cannot include the rights to distribute, modify, or in any way discover or attempt to discover the source code of Qube and such restrictions must be included in an express agreement with each Customer. Such an express agreement can be in the form of a shrink-wrap, clickwrap, or executable, agreement. In the event that any Customers install Qube on computers located outside of the United States, the Party responsible will ensure that the exportation of Qube is in full compliance with the Export Administration Act and regulations promulgated thereunder in Title 15 of the Code of Federal Regulations prior to exporting Qube. The same Party shall be responsible for any import/export taxes, tariffs or penalties. Company will provide the export classification number of its Product and update the same if it is changed during the term of this Agreement.

A non-exclusive non-transferable, worldwide license, to make, and to grant Customers the right to make, a reasonable number of copies of Qube for back-up and archival purposes.

A non-exclusive non-transferable, worldwide license, to reproduce, distribute, and use Qube for purposes of marketing, advertising and promoting Qube, and  training Customers in conjunction with the rights granted under this Agreement.

4. Support and Training. During the Term and subject to the terms and conditions of, this Agreement, Company grants to XML Global, a non-exclusive, non-transferable, worldwide, royalty-free, license and the right, to install and use Qube for purposes of training.

Company will provide two days of training to XML Global at Company's cost, training to take place at XML Global's Vancouver office. Company shall provide additional training as needed. Such additional training to be at the expense of XML Global, not to exceed $1,000 per day plus expenses unless agreed.

XML Global shall not be responsible for any development work. If any development work is required, same shall be negotiated under separate agreement.

5. Documentation. During the Term and subject to the terms and conditions of this Agreement, Company grants XML Global a non-exclusive, non-transferable, worldwide, royalty-free license to (a) modify portions of the Documentation solely (i) to make the same conform to their own documentation format and (ii) to incorporate portions thereof with the others documentation, and (b) reproduce and distribute such Documentation to Customers. XML Global accepts all liability for substantive changes made by XML Global to the Company's Documentation.

6. Demonstration Copies. During the Term and subject to the terms and conditions of this Agreement, Company grants to XML Global a non-exclusive, non-transferable, worldwide royalty-free license to use and reproduce Demonstration Copies of Qube solely for purposes of providing demonstrations of Qube to potential Customers and Distributors. Demonstration Copies may not be transferred, distributed, sublicensed to third parties or used for development, support or production purposes. XML Global is prohibited from installing Demonstration Copies or permitting Demonstration Copies to be installed on computers or storage devices in control of potential Customers and in no event can a potential Customer retain Demonstration Copies after completion of the demonstration.

7. Evaluation Copies. During the Term and subject to the terms and conditions of this Agreement, Company grants XML Global a non-exclusive, non-transferable, worldwide, royalty-free license, to use, reproduce and distribute Evaluation Copies to prospective customers pursuant to an Evaluation Agreement and solely for purposes of allowing potential customers to use Qube for a limited time, not to exceed 30 days in order to assess whether or not to acquire a license of Qube.

8. Trademark License. During the term and subject to the conditions of this Agreement, Company grants XML Global a non- exclusive, non transferable, license to use the Company name in the phrase "Powered by Company" in connection with the marketing, distribution and sublicensing of Qube and will include such phrase prominently on the labels for all media on which the Software is distributed. Any such use of either Party's name shall be submitted to the respective Party for approval to insure that quality standards are satisfied. Approval must be given in writing prior to any use of either Party's name. Such approval shall not be unreasonably withheld.

9 Representations. Company shall not make any representation concerning the quality, performance or other characteristics of the Company's Product other than those, which are consistent in all respects with the applicable  Documentation.

10. License Fee: Upon the issuance of 1,075,000 shares of XML Global this license shall be deemed to be fully paid up. This issuance is in lieu of any other payments or royalty and completes any dues owed to Company.

11. Pricing and Sales. The price for Qube is set forth in Schedule A, said schedule to be forwarded to XML Global within 60 days of this agreement. Neither Party makes any representations or warranties as to the volume of sales to be achieved by either Party subject to the pricing in Schedule A of this Agreement.

12. Maintenance and Support. "First Level Support": Company shall be responsible for providing First Level Support for Qube. "First Level Support" shall include call acceptance and response to Customers, problem trouble shooting and identification and provision of fixes, work-arounds and other maintenance releases to Qube as detailed in Schedule B attached hereto. It is recognized that First Level Support does not exist today.

"Second Level Support": Company will provide XML Global with support services, all as set forth in Schedule B, said schedule to be provided within 90 days of the date of this agreement. The Parties shall follow the following procedures:

        (a) Company shall be responsible for reviewing all reported errors to determine if the error occurs in Qube or in other products not supplied by them.

        (b) Company shall submit detailed written descriptions of any reported errors. If Company is not able to replicate the error, Company shall use reasonable efforts to provide additional information reasonably required by the other (which may include a sample program enabling replication of the error).

13. Minimum Support Commitments. Company will continue to support earlier versions of Qube at least as far back as one Enhancement, for a minimum of (12) twelve months after availability of the next Enhancement.

14. Currency. All amounts payable under this Agreement, unless otherwise specified, are expressed and payable in United States Dollars.

15. Taxes. All sales and other taxes or tariffs relating to Qube, including those levied by federal, provincial, municipal or other governmental authorities will be borne and paid by the selling Party.

16. Price List. Company shall have the right to revise any or all of its, training, or support list prices upon ninety (90) days written notice. Orders received by XML Global during such ninety (90) day period shall receive price protection.

17. Confidential Information. A confidential relationship is hereby created between the Parties. Each Party agrees that the other's Product, and other information, technical data, or know-how (including documentation and results of testing) related to the Product shall be considered that Party's Confidential Information. Each Party agrees to protect the confidentiality of, and not disclose the other's Confidential Information to any other Party without first obtaining the written permission of the other. Unauthorized use or disclosure of Confidential Information may cause irreparable harm. The Party's agree to report promptly any unauthorized use or disclosure to the other. Confidential Information does not include information which is in the possession of the public at the time of disclosure to the other Party, or which is independently made available to the other Party at some time in the future by a third Party having good legal title thereto and without obligation of confidentiality or which enters into the public domain through no act or omission by the other Party. Termination of this Agreement shall not terminate the obligations of confidentiality specified herein.

Each Party has executed a Mutual Non-Disclosure Agreement, attached hereto as Schedule C.

18. Warranty. Company represents and warrants that it has the full right to license Qube and that the license granted hereunder does not infringe the patent(s) or copyright(s) of any third Party. Company agrees to indemnify and hold XML Global harmless from any copyright infringement, trademark infringement, patent infringement or trade secret misappropriation brought by a third Party and will pay any final judgment entered against XML Global, including reasonable attorney fees.

THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED AND EXCLUDED.

19. Limitations of Liability. Notwithstanding anything else contained in this Agreement, neither Party shall be liable to the other for indirect, special, incidental or consequential damages arising out of or in conjunction with the use or performance of the Product(s) even if advised of the possibility of such potential loss or damage. With the exception of third-Party claims of copyright, trademark or patent infringement, or trade secret misappropriation, the total liability of either Party arising out of the performance of this Agreement shall not exceed the amount of moneys actually paid to the claimant Party by the other during the ninety (90) days preceding the day in which the damage is alleged to have occurred.

20. Force Majeure. Neither Party will be liable or deemed to be in default for any delay or failure to perform its obligations hereunder if such failure results directly or indirectly from any cause beyond its reasonable control and if such failure is cured promptly after termination of such cause.

21. Indemnification. Company will defend, indemnify and hold XML Global harmless, from and against any action, claims, judgments, awards, costs, expenses, damages and liabilities that may be asserted, granted or imposed against XML Global arising out of any claim against XML Global and/or its Customers, with respect to Qube, and pay all their reasonable expenses and damages (including reasonable attorneys' fees) as the case may be, for any claims that their Product Software, not in combination with the other Party's Software or other products, infringes a valid patent, trade secret, trademark or any copyright or other intellectual property right ("Alleged Infringement"). XML Global must notify Company promptly in writing of the action and give Company sole control of the defense and negotiations for its settlement or compromise. THE FOREGOING STATES THE ENTIRE RESPONSIBILITY OF EACH PARTY CONCERNING INFRINGEMENT.

22. Term . This Agreement will commence on the effective date and will remain in effect for the duration of the intellectual property rights of Xformity and it's assigns.

23. Source Code Escrow. Company shall within thirty (30) business days of execution of this Agreement, place the source code version of its Product, in the possession of a reputable escrow agent, and will provide instructions to the escrow agreement to release the source code to XML Global under the following conditions: (1) Company enters voluntary or involuntary bankruptcy proceeding or (2) Company ceases to do business in the ordinary course. A separate Escrow Agreement shall be executed between the Parties and shall be attached hereto as Schedule D.

24. Survival. The provisions of sections 1,2,9 and 19 through 34 shall survive any termination of this Agreement until expressly waived in writing by the party for whom they are of benefit or terminated by a further written agreement of the parties.

25. Change of Control. This Agreement shall survive a change of control and in the event of a change of control, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties.

26. Relationship of Parties. Nothing in this Agreement shall be construed as creating a joint venture, partnership, agency or employment relationship between the Parties. The Parties are independent contractors and neither has the right, power or authority to create any obligations or duties, either express or implied, on behalf of the other Party.

27. Exclusivity. With respect to the referenced product, there does not exist an exclusive arrangement between the Parties.

28. End-User Agreements. XML Global agrees to cover Qube under its standard end user license agreement executed by end-users prior to the use of Qube. The original executed agreements will be forwarded to the appropriate Company employee.

29. Notices. Any notice required or permitted to be given or delivered under this Agreement shall be given in writing and delivered to the address set forth in this Agreement, and addressed to the attention of:

If to XML Global:                                      if to Company:

Peter Shandro                                          Mark Haugejorde
XML Global Technologies, Inc.                 Xformity, Inc.
Suite 9, 1818 Cornwall Ave                      4220 Proton Rd. Ste. 105,
Vancouver, BC                                          Dallas, Texas 75244
V6J 1C7

Notice shall be deemed to have been received by any Party, and shall be effective, (i) on the day given, if personally delivered or if sent by confirmed facsimile transmission, receipt verified, or (ii) on the third day after which such notice is deposited, if mailed by certified, first class, postage prepaid mail, or (iii) by carrier or overnight service with receipt verified.

30. Governing Law. The laws of the state of Texas, excluding its conflicts of laws rules, shall govern the validity, performance, construction and interpretation of this Agreement.

31. Severability. The provisions of this Agreement are severable and, in the event any court of competent jurisdiction shall determine one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect.

32. Waiver. Performance of any obligation under this Agreement may be waived only by a written waiver signed by both Parties, which waiver shall be effective only with respect to the specific obligation described therein. The waiver by either Party hereto of a breach of any provision of this Agreement by the other shall not be construed as a waiver of any subsequent breach of the same provision or of any other provision of this Agreement.

33. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties. This Agreement may only be altered or otherwise amended pursuant to an instrument in writing signed by both Parties. This Agreement is not assignable without prior written consent.

34. Parties Bound. The Party accepting this Agreement on behalf of an entity represents that he/she is authorized to execute this Agreement on the entity's behalf.

The Parties have caused this Agreement to be executed by their respective authorized representatives this 29th day of January 2003.

PARADIGM MILLENNIUM FUND, L.P, INC.

BY :
NAME: TITLE

XML GLOBAL TECHNOLOGIES, INC.

BY :
NAME:
TITLE

XFORMITY

BY:
NAME: Mark Haugejorde
TITLE